PRICING SUPPLEMENT (To MTN prospectus supplement, general prospectus supplement and prospectus, each dated March 31, 2006) Pricing Supplement Number: 2577	Filed Pursuant to Rule 424(b)(3) Registration No. 333-132911

4,200,000 Units

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Strategic Return Notes®

Linked to the Baby Boomer Consumption Index

due September 6, 2011

(the “Notes”)

$10 original public offering price per unit

The Notes:

•        The Notes are designed for investors who are willing to forego interest payments on the Notes in exchange for the ability to participate in changes in the level of the Baby Boomer Consumption Index (the “Index”) over the term of the Notes.

•        There will be no payments prior to the maturity date unless exchanged at your option for a cash payment during a specified period in August of each year from 2007 through 2010 as described in this pricing supplement.

•        The Notes have been approved for listing on the American Stock Exchange under the trading symbol “MFY”. We make no representations, however, that the Notes will remain listed for the entire term of the Notes.

•        The Notes will be senior unsecured debt securities of Merrill Lynch & Co., Inc. and part of a series entitled “Medium-Term Notes, Series C.” The Notes will have the CUSIP No. 59022C202.

•        The settlement date for the Notes is expected to be September 6, 2006.

Payment on the maturity date or upon exchange:

•        The amount you receive on the maturity date or upon exchange will be based on the direction of and percentage change in the level of the Index, which includes a reduction by an annual index adjustment factor of 1.5%, over the term of the Notes.

•        The level of the Index must increase by approximately 1% in order for you to receive at least the $10 original public offering price per unit on the maturity date or upon exchange. If the level of the Index has declined or has not increased sufficiently, you will receive less, and possibly significantly less, than the $10 original public offering price per unit.

Information included in this pricing supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the Notes involves risks that are described in the “ Risk Factors” section of this pricing supplement beginning on page PS-7 and page S-3 in the accompanying MTN prospectus supplement.

	Per unit		Total
Public offering price (1)	$10.00		$42,000,000
Underwriting fee (1)	$.20		$840,000
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.90	(2)	$41,580,000

(1)	The public offering price and the underwriting fee for any single transaction to purchase between 100,000 to 299,999 units will be $9.95 per unit and $.15 per unit, respectively, and for any single transaction to purchase 300,000 units or more will be $9.90 per unit and $.10 per unit, respectively.
(2)	$.10 per unit of the underwriting fee will be paid to the underwriter by a subsidiary of Merrill Lynch & Co., Inc. For a description of this payment, please see the section entitled “Supplemental Plan of Distribution” in this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying MTN prospectus supplement, general prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this pricing supplement is August 30, 2006.

“Strategic Return Notes” is a registered mark of Merrill Lynch & Co., Inc.

Pricing Supplement

Medium-Term Notes, Series C Prospectus Supplement

(the “MTN prospectus supplement”)

RISK FACTORS	S-3
DESCRIPTION OF THE NOTES	S-4
UNITED STATES FEDERAL INCOME TAXATION	S-22
PLAN OF DISTRIBUTION	S-29
VALIDITY OF THE NOTES	S-30

Debt Securities, Warrants, Preferred Stock,

Depositary Shares and Common Stock Prospectus Supplement

(the “general prospectus supplement”)

MERRILL LYNCH & CO., INC.	S-3
USE OF PROCEEDS	S-3
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	S-4
THE SECURITIES	S-4
DESCRIPTION OF DEBT SECURITIES	S-5
DESCRIPTION OF DEBT WARRANTS	S-16
DESCRIPTION OF CURRENCY WARRANTS	S-18
DESCRIPTION OF INDEX WARRANTS	S-20
DESCRIPTION OF PREFERRED STOCK	S-25
DESCRIPTION OF DEPOSITARY SHARES	S-32
DESCRIPTION OF PREFERRED STOCK WARRANTS	S-36
DESCRIPTION OF COMMON STOCK	S-38
DESCRIPTION OF COMMON STOCK WARRANTS	S-42
PLAN OF DISTRIBUTION	S-44
WHERE YOU CAN FIND MORE INFORMATION	S-45
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	S-46
EXPERTS	S-46

Prospectus

WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	2
EXPERTS	2

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to help you understand the Strategic Return Notes® Linked to the Baby Boomer Consumption Index due September 6, 2011 (the “Notes”). You should carefully read this pricing supplement and the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to fully understand the terms of the Notes, the Baby Boomer Consumption Index (the “Index”) and the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the “Risk Factors” sections in this pricing supplement and the accompanying MTN prospectus supplement, which highlight certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

References in this pricing supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Notes?

The Notes will be part of a series of senior debt securities issued by ML&Co. entitled “Medium-Term Notes, Series C” and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. The Notes will mature on September 6, 2011, unless exchanged by you as described in this pricing supplement. We will not make any payments on the Notes until the maturity date or upon exchange.

Each unit will represent a single Note with a $10 original public offering price. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

Are there any risks associated with my investment?

Yes, an investment in the Notes is subject to risks, including the risk of loss of principal. Please refer to the section entitled “Risk Factors” in this pricing supplement and the accompanying MTN prospectus supplement.

Who publishes the Index and what does the Index measure?

The Index will be calculated and disseminated by the American Stock Exchange (the “AMEX”) under the index symbol “MLFOY”. The Index is an index which reflects the price changes and dividends of 23 stocks (the “Underlying Stocks”) of companies that participate in various health care and health care-related businesses that may benefit from the continued aging of the generation of consumers commonly referred to as “baby boomers”, less an annual index adjustment factor of 1.5% applied daily (the “Index Adjustment Factor”). The Index will be rebalanced on the last Business Day of June in each year, or, under certain circumstances, on a day shortly after such date, as described in this pricing supplement. For more specific information about the Index, its rebalancing, and the Index Adjustment Factor, please see the section entitled “The Index” in this pricing supplement.

The Notes are debt obligations of ML&Co. and an investment in the Notes does not entitle you to any ownership interest in the Underlying Stocks.

How has the Index performed historically?

The Index did not exist prior to the date the Notes were priced for initial sale to the public (the “Pricing Date”). However, we have included a table and a graph showing the hypothetical historical month-end closing levels of the Index from June 2001 through June 2006 based on historical levels of the Underlying Stocks, historical dividends on the Underlying Stocks, an Index Adjustment Factor of 1.5% and an Index level of 100 on June 29, 2001. These hypothetical closing levels have been calculated on the same basis that the Index will be calculated. For further details on the calculation of these hypothetical levels, please refer to the section entitled “The Index—Hypothetical Historical Data on the Index” in this prospectus supplement.

We have provided this hypothetical historical information to help you evaluate the behavior of the Index in various economic environments; however, this information is not necessarily indicative of how the Index will perform in the future.

What will I receive on the maturity date of the Notes?

On the maturity date, if you have not previously exchanged your Notes, you will receive a cash payment per unit equal to the Redemption Amount.

The “Redemption Amount” to which you will be entitled will depend on the percentage change in the level of the Index over the term of the Notes and will equal:

Because the quotient of the Ending Value and the Starting Value will be multiplied by $9.90, the level of the Index will need to increase by approximately 1% in order for you to receive a Redemption Amount equal to or greater than the $10 original public offering price per unit. If the Ending Value does not exceed the Starting Value by more than approximately 1%, you will receive less, and possibly significantly less, than the $10 original public offering price per unit.

The “Starting Value” equals 100.

For purposes of determining the Redemption Amount, the “Ending Value” means the average of the levels of the Index at the close of the market on five index business days shortly before the maturity date of the Notes. We may calculate the Ending Value by reference to fewer than five or even a single day’s closing level if, during the period shortly before the maturity date of the Notes, there is a disruption in the trading of an Underlying Stock or certain futures or options contracts relating to an Underlying Stock.

For more specific information about the Redemption Amount, please see the section entitled “Description of the Notes” in this pricing supplement.

Will I receive interest payments on the Notes?

You will not receive any interest payments on the Notes, but you will receive the Exchange Amount following the exercise of your exchange option or the Redemption Amount on the maturity date. We have designed the Notes for investors who are willing to forego interest payments on the Notes, such as fixed or floating interest rates paid on traditional interest bearing debt securities, in exchange for the ability to participate in changes in the level of the Index over the term of the Notes.

How does the exchange feature work?

You may elect to exchange all or a portion of your Notes during a specified period in the month of August of each year from 2007 through 2010 by giving notice to the depositary or trustee of the Notes, as the case may be, as described in this pricing supplement. Upon exchange, you will receive a cash payment per unit (the “Exchange Amount”) equal to the Redemption Amount, calculated as if the exchange date were the stated maturity date, except that the Ending Value will be equal to the closing level of the Index on the exchange date. The Exchange Amount will be paid three banking business days following the exchange date. If you elect to exchange your Notes, you will receive only the Exchange Amount and you will not receive the Redemption Amount on the maturity date. The Exchange Amount you receive may be greater than or less than the Redemption Amount on the maturity date depending upon the performance of the Index during the period from the exchange date until the maturity date.

For more specific information about the exchange feature, please see the section entitled “Description of the Notes—Exchange of the Notes Prior to the Maturity Date” in this pricing supplement.

What are the costs associated with an investment in the Notes?

Your return will reflect the deduction of the following costs over the term of the Notes:

Index Adjustment Factor. The level of the Index will reflect a 1.5% annual reduction that will be applied and accrue daily on the basis of a 365-day year to the benefit of MLPF&S as calculation agent. As a result of the cumulative effect on this deduction, the levels of the Index used to calculate the Redemption Amount during the five index business days shortly before the stated maturity date will be approximately 7.23% less than the level of the Index had the Index Adjustment Factor not been applied.

Sales Charge. Because the quotient of the Ending Value and the Starting Value will be multiplied by $9.90 in order to determine the Redemption Amount or Exchange Amount, the level of the Index must increase by approximately 1% or more from the Starting Value for you to receive an amount equal to or greater than the $10 original offering price per unit. This is analogous to paying a sales charge of approximately 1% per unit of the Notes.

Examples

Set forth below are two examples of Redemption Amount calculations:

Example 1—The hypothetical Ending Value is 40% below the Starting Value:

Starting Value: 100.00

Hypothetical Ending Value: 60.00

Example 2—The hypothetical Ending Value is 40% above the Starting Value:

Starting Value: 100.00

Hypothetical Ending Value: 140.00

What about taxes?

The United States federal income tax consequences of an investment in the Notes are complex and uncertain. By purchasing a Note, you and ML&Co. agree, in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary, to characterize and treat a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Index. Under this characterization and tax treatment of the Notes, you should be required to recognize gain or loss to the extent that you receive cash on the maturity date or upon a sale or exchange of a Note prior to the maturity date. You should review the discussion under the section entitled “United States Federal Income Taxation” in this pricing supplement.

Will the Notes be listed on a securities exchange?

The Notes have been approved for listing on the AMEX under the trading symbol “MFY”. We make no representation, however, that the Notes will remain listed for the entire term of the Notes. In any event, you should be aware that the listing of the Notes on the AMEX will not necessarily ensure that a liquid trading market will be available for the Notes. You should review the section entitled “Risk Factors—There may be an uncertain trading market for the Notes and the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the Notes” in this pricing supplement.

What price can I expect to receive if I sell the Notes prior to the stated maturity date?

In determining the economic terms of the Notes, and consequently the potential return on the Notes, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the Notes.

If you sell your Notes prior to the stated maturity date, you will receive a price determined by market conditions for the Notes. This price may be influenced by many factors, such as interest rates, volatility and the current levels of the Index. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, including compensation for developing and hedging the product. Depending on the impact of these factors, you may receive significantly less than the $10 original public offering price per unit of your Notes if sold before the stated maturity date.

In a situation where there had been no movement in the level of the Index and no changes in the market conditions from those existing on the date of this pricing supplement, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be lower than the $10 original public offering price per unit. This is due to, among other things, our costs of developing, hedging and distributing the Notes. Any potential purchasers for your Notes in the secondary market are unlikely to consider these factors.

What is the role of MLPF&S?

Our subsidiary MLPF&S is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S currently intends to buy and sell Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

MLPF&S will also be our agent for purposes of calculating, among other things, the Ending Value, Redemption Amount and Exchange Amounts. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S as our subsidiary and its responsibilities as calculation agent.

What is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis.

For information about ML&Co., see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying general prospectus supplement. You should also read other documents ML&Co. has filed with the Securities and Exchange Commission, which you can find by referring to the sections entitled “Where You Can Find More Information” in the accompanying general prospectus supplement and prospectus.

RISK FACTORS

Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks and the discussion of risks included in the accompanying MTN prospectus supplement before deciding whether an investment in the Notes is suitable for you.

Your investment may result in a loss

We will not repay you a fixed amount of principal on the Notes on the maturity date or upon exchange. The payment on the Notes you receive will depend on the change in the level of the Index. Because the level of the Index is subject to market fluctuations, the payment on the Notes you receive may be more or less than the $10 original public offering price per unit of the Notes. In addition, because the quotient of the Ending Value and the Starting Value will be multiplied by $9.90, the level of the Index will need to increase by more than approximately 1% in order for you to receive a Redemption Amount equal to or greater than the $10 original public offering price per unit. If the level of the Index declines or does not increase sufficiently, you will receive less, and possibly significantly less than the $10 original public offering price per unit. The level of the Index will also reflect the deduction of the 1.5% per annum Index Adjustment Factor.

The level of the Index is expected to affect the trading value of the Notes

We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the level of the Index exceeds or does not exceed the Starting Value. However, if you choose to sell your Notes when the level of the Index exceeds the Starting Value, you may receive substantially less than the amount that would be payable on the maturity date based on this level because of the expectation that the level of the Index will continue to fluctuate until the Ending Value is determined. Additionally, because the trading value and perhaps final return on your Notes is dependent on factors in addition to the level of the Index, such as our credit rating, an increase in the level of the Index will not reduce the other investment risks related to the Notes.

Changes in our credit ratings may affect the trading value of the Notes

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase in the level of the Index over the term of the Notes, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

Your yield, which could be negative, may be lower than the yield on other debt securities of comparable maturity

The yield that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest bearing debt securities, the Notes do not guarantee the return of a principal amount on the maturity date.

You must rely on your own evaluation of the merits of an investment linked to the Baby Boomer Consumption Index

In the ordinary course of their businesses, affiliates of ML&Co. may express views on expected movements in the price of stocks, including the Underlying Stocks, and these views are sometimes communicated to clients who participate in these shares. However, these views are subject to change from time to time. For these reasons, you are encouraged to derive information concerning the Underlying Stocks from multiple sources and should not rely on the views expressed by affiliates of ML&Co.

Your return will not reflect the return of owning the Underlying Stocks

While the Index reflects the payment of dividends on the Underlying Stocks as described in more detail below, the yield to the maturity date of the Notes will not produce the same yield as that of other investments with the same term which are based solely on the performance of the Underlying Stocks. At the end of each quarterly period, the dividends paid on the Underlying Stocks will be incorporated into the Index and those amounts will then be subject to the change in the level of the Index. The level of the Index will also reflect the deductions and charges described above under “—Your investment may result in a loss”, which will result in the return on an investment in the Notes being less than the return on a similar investment in the Underlying Stocks. The trading value of the Notes and final return on the Notes may also differ from the results of the Index for the reasons described above under “—Changes in our credit ratings may affect the trading value of the Notes”.

The Underlying Stocks are concentrated in one industry

Most of the Underlying Stocks are issued by companies in the health care and health care-related industries. As a result, an investment in the Notes will be concentrated primarily in one industry.

There may be an uncertain trading market for the Notes and the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the Notes

The Notes have been approved for listing on the AMEX under the trading symbol “MFY”. We make no representation, however, that the Notes will remain listed for the entire term of the Notes. In any event, you should be aware that the listing of the Notes on the AMEX does not ensure that a trading market will develop for the Notes. While there have been a number of issuances of series of Strategic Return Notes, trading volumes have varied historically from one series to another and it is therefore impossible to predict how the Notes will trade. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Notes will depend on our financial performance and other factors, including changes in the level of the Index.

If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes which may affect the price you receive if you do not wish to hold your investment until the stated maturity date.

If a market-maker (which may be MLPF&S) makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, including compensation for developing and hedging the product. This quoted price could be higher or lower than the original public offering price. MLPF&S is not obligated to make a market in the Notes.

Assuming there is no change in the level of the Index and no change in market conditions or any other relevant factors, the price at which a purchaser (which may include MLPF&S) might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the $10 original public offering price per unit. This is due to, among other things, the fact that the $10 original public offering price per unit included, and secondary market prices are likely to exclude, underwriting discount paid with respect to, and the developing and hedging costs associated with, the Notes.

Amounts payable on the Notes may be limited by state law

New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell the Underlying Stocks or futures or option contracts on the Underlying Stocks or the Index for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of the Underlying Stocks and, in turn, the level of the Index in a manner that would be adverse to your investment in the Notes. Any purchases by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase or decrease the prices of the Underlying Stocks. Temporary increases or decreases in the market prices of the Underlying Stocks may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of the Underlying Stocks may change subsequent to the Pricing Date, affecting the level of the Index and therefore the trading value of the Notes.

Potential conflicts

Our subsidiary MLPF&S is our agent for the purposes of calculating the Ending Value, Redemption Amount and Exchange Amounts. Under certain circumstances, MLPF&S as our subsidiary and its responsibilities as calculation agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the level of the Index can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance or unavailability of the Index. See the sections entitled “Description of the Notes—Adjustments to the Index; Market Disruption Events” and “—Discontinuance of the Index” in this pricing supplement. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, because we control MLPF&S, potential conflicts of interest could arise. MLPF&S, the underwriter, will pay an additional amount on each anniversary of the Pricing Date in 2007 through 2010 to brokers whose clients purchased their units in the initial distribution and continue to hold the Notes. In addition, MLPF&S may from time to time pay additional amounts to brokers whose clients purchased Notes in the secondary market and continue to hold the Notes. As a result of these payments, your broker will receive a financial benefit each year you retain your investment in the Notes. Please see the section entitled “Supplemental Plan of Distribution” in this pricing supplement.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Redemption Amount or Exchange Amount, as applicable. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the companies included in the Index including extending loans to, or making equity investments in, those companies or providing advisory services to those companies, including merger and acquisition advisory services. In the course of business, ML&Co. or its affiliates may acquire non-public information relating to those companies and, in addition, one or more affiliates of ML&Co. may publish research reports about those companies. ML&Co. does not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the companies included in the Index. Any prospective purchaser of the Notes should undertake an independent investigation of the companies included in the Index as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The composition of the Index does not reflect any investment recommendations of ML&Co. or its affiliates.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this pricing supplement.

DESCRIPTION OF THE NOTES

ML&Co. will issue the Notes as part of a series of senior debt securities entitled “Medium-Term Notes, Series C” under the 1983 Indenture, which is more fully described in the accompanying general prospectus supplement. Unless exchanged by you, the Notes will mature on September 6, 2011. Information included in this pricing supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information. The CUSIP number for the Notes is 59022C202.

While on the maturity date or upon exchange a holder of a Note will receive an amount equal to the Redemption Amount or the Exchange Amount, as the case may be, there will be no other payment of interest, periodic or otherwise. See the section entitled “—Payment on the Maturity Date” and “—Exchange of the Notes Prior to the Maturity Date” in this pricing supplement.

The Notes may be exchanged by you prior to the maturity date on the dates indicated below, but are not subject to repayment by ML&Co. prior to the maturity date.

ML&Co. will issue the Notes in denominations of whole units each with a $10 original public offering price per unit. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

The Notes will not have the benefit of any sinking fund.

Payment on the Maturity Date

Unless you have exchanged your Notes prior to the maturity date, on the maturity date you will be entitled to receive a cash payment per unit equal to the Redemption Amount, as provided below.

Determination of the Redemption Amount

The “Redemption Amount” per unit will be determined by the calculation agent and will equal:

The “Starting Value” equals 100.

For the purpose of determining the Redemption Amount, the “Ending Value” will be determined by the calculation agent and will equal the average of the closing levels of the Index determined on each of the five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days during the Calculation Period, then the Ending Value will equal the average of the closing levels of the Index on those Calculation Days. If there is only one Calculation Day during the Calculation Period, then the Ending Value will equal the closing level of the Index on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the closing level of the Index determined (or, if not determinable, estimated by the calculation agent in a manner which it considers commercially reasonable under the circumstances) on the last scheduled Index Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event (as described below under “—Adjustments to the Index; Market Disruption Events”) on that scheduled Index Business Day.

The “Calculation Period” means the period from and including the seventh scheduled Index Business Day before the maturity date to and including the second scheduled Index Business Day before the maturity date.

A “Calculation Day” means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

An “Index Business Day” means a day on which the New York Stock Exchange (the “NYSE”), the AMEX and The Nasdaq Stock Market (the “Nasdaq”) are open for trading and the Index or any successor index is calculated and published.

All determinations made by the calculation agent, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Exchange of the Notes Prior to the Maturity Date

You may elect to exchange all or a portion of the Notes you own during any Banking Business Day that occurs in an Exchange Notice Period by giving notice as described below. An “Exchange Notice Period” means the period from and including the first calendar day of the month of August to and including 12:00 noon in The City of New York on the fifteenth calendar day during the month of August in the years 2007, 2008, 2009 and 2010. If the fifteenth calendar day of the applicable month of August is not a Banking Business Day, then the Exchange Notice Period will be extended to 12:00 noon in The City of New York on the next succeeding Banking Business Day. The amount of the cash payment you receive upon exchange (the “Exchange Amount”) will be equal to the Redemption Amount, calculated as if the Exchange Date were the stated maturity date, except that the Ending Value will be equal to the closing level of the Index on the Exchange Date. An “Exchange Date” will be the third Index Business Day following the end of the applicable Exchange Notice Period. If a Market Disruption Event occurs on the third Index Business Day following an Exchange Notice Period, the Exchange Date for that year will be the next succeeding Index Business Day on which a Market Disruption Event does not occur. The Exchange Amount will be paid three Banking Business Days after the Exchange Date.

The Notes will be issued in registered global form and will remain on deposit with the depositary as described in the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement. Therefore, you must exercise the option to exchange your Notes through the depositary. To make your exchange election effective, you must make certain that your notice is delivered to the depositary during the applicable Exchange Notice Period. To ensure that the depositary will receive timely notice of your election to exchange all or a portion of your Notes, you must instruct the direct or indirect participant through which you hold an interest in the Notes to notify the depositary of your election to exchange your Notes prior to 12:00 noon in The City of New York on the last Index Business Day of the applicable Exchange Notice Period, in accordance with the then applicable operating procedures of the depositary. Different firms have different deadlines for accepting instructions from their customers. You should consult the direct or indirect participant through which you hold an interest in the Notes to ascertain the deadline for ensuring that timely notice will be delivered to the depositary.

If at any time the global securities are exchanged for Notes in definitive form, from and after that time, notice of your election to exchange must be delivered to JPMorgan Chase Bank, N.A., as trustee under the 1983 Indenture, through the procedures required by the trustee by 12:00 noon in The City of New York on the last day of the applicable Exchange Notice Period.

A “Banking Business Day” means any day other than a Saturday or Sunday that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Hypothetical Returns

The following tables illustrate for the Starting Value and a range of hypothetical Ending Values of the Index:

•	the total amount payable on the maturity date of the Notes, and the total amount payable on an investment in the Underlying Stocks;

•	the total rate of return to holders of the Notes, and the total rate of return on an investment in the Underlying Stocks; and

•	the pretax annualized rate of return to holders of the Notes, and the pretax annualized rate of return on an investment in the Underlying Stocks.

The tables assume an initial investment of $10 in the Notes and an initial investment of $10 in the Underlying Stocks.

Hypothetical Returns Related to Strategic Return Notes Based on the Index				Hypothetical Returns Related to an Investment in the Underlying Stocks
Hypothetical Ending Value of the Index	Total amount payable on the maturity date per unit(1)	Total rate of return on the Notes	Pretax annualized rate of return on the Notes(2)	Hypothetical Ending Value of an Investment in the Underlying Stocks (3)	Total amount payable on the maturity date per unit	Total rate of return on the Underlying Stocks	Pretax annualized rate of return on the Underlying Stocks (2)
20.00	1.98	-80.20%	-29.89%	21.56	2.16	-78.44%	-28.44%
40.00	3.96	-60.40%	-17.69%	43.12	4.31	-56.88%	-16.13%
60.00	5.94	-40.60%	-10.15%	64.68	6.47	-35.32%	-8.52%
80.00	7.92	-20.80%	-4.61%	86.23	8.62	-13.77%	-2.94%
100.00(4)	9.90	-1.00%	-0.20%	107.79	10.78	7.79%	1.51%
120.00	11.88	18.80%	3.47%	129.35	12.94	29.35%	5.21%
140.00	13.86	38.60%	6.63%	150.91	15.09	50.91%	8.40%
160.00	15.84	58.40%	9.41%	172.47	17.25	72.47%	11.20%
180.00	17.82	78.20%	11.89%	194.03	19.40	94.03%	13.70%
200.00	19.80	98.00%	14.13%	215.59	21.56	115.59%	15.96%

(1)	The amounts specified in this column reflect the 1% sales charge that will be paid to MLPF&S.
(2)	The annualized rates of return specified in this column are calculated on a semi-annual bond equivalent basis and assume an investment term from September 6, 2006 to September 6, 2011, a term expected to be equal to that of the Notes.
(3)	An investment in the Underlying Stocks is assumed to be equivalent to an investment in the Index, including the method and timing of reinvesting dividends, except that the Index will be reduced daily by the pro rata portion of the annual Index Adjustment Factor of 1.5%. The hypothetical investment in the Underlying Stocks presented in this column does not take into account transaction costs and taxes.
(4)	The Starting Value was set to 100 on the Pricing Date.

The above figures are for purposes of illustration only. The actual amount received by you and the resulting total and pretax annualized rates of return will depend on the actual Ending Value and term of your investment.

Adjustments to the Index; Market Disruption Events

If at any time the AMEX makes a material change in the formula for or the method of calculating the Index or in any other way materially modifies the Index so that the Index does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of the Index is to be calculated, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a level of an index comparable to the Index as if those changes or modifications had not been made, and calculate the closing level with reference to the Index, as so adjusted. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Index in order to arrive at a level of the Index as if it had not been modified.

“Market Disruption Event” means either of the following events as determined by the calculation agent:

(A)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange on which the Underlying Stocks trade as determined by the calculation agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Index or the successor index; or

(B)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on any exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to one or more of the stocks which then comprise the Index or the successor index, the Index, or any successor index to the Index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the applicable exchange;

(2)	a suspension in trading in a futures or option contract on a stock which is then included in the Index by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts, will constitute a suspension of or material limitation on trading in futures or option contracts related to that stock;

(3)	a suspension of or material limitation on trading on the applicable exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(4)	for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the calculation agent, will be considered “material”.

The occurrence of a Market Disruption Event could affect the calculation of the payment on the maturity date or upon exchange you will receive. See “—Payment on the Maturity Date” and “—Exchange of the Notes Prior to the Maturity Date” in this pricing supplement.

Discontinuance of the Index

If the AMEX discontinues publication of the Index and the AMEX or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor index”), then, upon the calculation agent’s notification of that determination to the trustee and ML&Co., the calculation agent will substitute the successor index as calculated by the AMEX or any other entity for the Index and calculate the Ending Value as described above under “—Payment at Maturity” or “—Exchange of the Notes Prior to the Maturity Date”, as applicable. Upon any selection by the calculation agent of a successor index, ML&Co. will cause notice to be given to holders of the Notes.

In the event that the AMEX discontinues publication of the Index and:

•	the calculation agent does not select a successor index; or

•	the successor index is not published on any of the Calculation Days,

the calculation agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. If a successor index is selected or the calculation agent calculates a level as a substitute for the Index as described below, the successor index or level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If the AMEX discontinues publication of the Index before the Calculation Period and the calculation agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Ending Value; or

•	a determination by the calculation agent that a successor index is available,

the calculation agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The calculation agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the Notes.

A “Business Day” means any day on which the NYSE, the AMEX and the Nasdaq are open for trading.

Events of Default and Acceleration

In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a holder of a Note upon any acceleration permitted by the Notes, with respect to each $10 original public offering price per unit, will be equal to the Redemption Amount, if any, calculated as though the date of acceleration were the stated maturity date of the Notes.

In case of default in payment of the Notes, whether at their stated maturity date or upon exchange or acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, determined as described in the accompanying MTN prospectus supplement, to the extent that payment of interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for.

THE INDEX

The Index is a modified market capitalization-weighted index which reflects the price changes and dividends of a fixed basket of 23 stocks (the “Underlying Stocks”) less an annual Index Adjustment Factor. The Underlying Stocks are common stocks of companies that participate in various health care and health care-related businesses that may benefit from the continued aging of the generation of consumers commonly referred to as “baby boomers”. The level of the Index will be calculated and disseminated by the AMEX under the symbol “MLFOY”. The Index was set to 100 on the Pricing Date. On any Index Business Day, the level of the Index will equal (i) the sum of the products of the current market price for each of the Underlying Stocks and the applicable share multiplier, plus (ii) an amount reflecting Current Quarter Dividends (as defined below), and less (iii) a pro rata portion of the annual Index Adjustment Factor. The Index Adjustment Factor is 1.5% per annum and reduces the level of the Index each day by the pro rata amount. The AMEX will generally calculate and disseminate the level of the Index based on the most recently reported prices of the Underlying Stocks (as reported by the primary exchange or trading system on which the Underlying Stocks are listed or traded), at approximately 15-second intervals during the AMEX’s business hours and at the end of each Index Business Day via the Consolidated Tape Association’s Network B.

The table below lists the Underlying Stocks which are included in the Index and their respective symbol, current dividend yield and Share Multiplier (as defined below). We have also included a brief description of each of the companies issuing the Underlying Stock (“Underlying Company”) and their corresponding historical stock price information for the Underlying Stocks in Annex A to this pricing supplement.

Company	Industry Sector	Ticker	Capitalization(1)	Hypothetical Weighting(2)	Dividend Yield(3)
Aflac Incorporated	Financials	AFL	22,268,640,000	4.87%	1.16%
Allergan, Inc.	Health Care	AGN	17,654,260,000	3.86%	0.35%
AMN Healthcare Services Inc.	Health Care	AHS	775,014,000	0.17%	0.00%
Becton Dickinson and Company	Health Care	BDX	16,949,800,000	3.73%	1.24%
Biomet, Inc.	Health Care	BMET	7,959,458,000	1.76%	0.92%
Caremark Rx, Inc.	Health Care	CMX	24,547,120,000	5.42%	0.70%
Community Health Systems, Inc.	Health Care	CYH	3,676,654,000	0.79%	0.00%
CVS Corp.	Consumer Staples	CVS	27,887,240,000	6.08%	0.46%
Eli Lilly and Company	Health Care	LLY	63,370,160,000	10.00%	2.85%
The Estee Lauder Companies Inc.	Consumer Staples	EL	7,803,230,000	1.67%	1.09%
Express Scripts, Inc.	Health Care	ESRX	11,478,560,000	2.49%	0.00%
Health Care Property Investors, Inc. Inc.	Financials	HCP	4,101,198,000	0.89%	5.69%
Laboratory Corp of America Holdings	Health Care	LH	8,520,751,000	1.89%	0.00%
Medco Health Solutions Inc.	Health Care	MHS	18,664,750,000	4.04%	0.00%
Medtronic, Inc.	Health Care	MDT	53,755,500,000	10.00%	0.95%
Merck & Co., Inc.	Health Care	MRK	88,786,040,000	10.00%	3.73%
Pfizer Inc.	Health Care	PFE	202,191,900,000	10.00%	3.46%
Quest Diagnostics Inc.	Health Care	DGX	12,628,310,000	2.79%	0.62%
Stericycle, Inc.	Industrials	SRCL	2,952,456,000	0.65%	0.00%
Stryker Corporation	Health Care	SYK	19,555,500,000	4.34%	0.23%
Ventas, Inc.	Financials	VTR	4,113,758,000	0.88%	3.99%
Walgreen Co.	Consumer Staples	WAG	49,664,450,000	10.00%	0.63%
Zimmer Holdings, Inc.	Health Care	ZMH	16,540,680,000	3.67%	0.00%

(1)	As obtained from Bloomberg on August 30, 2006.
(2)	Determined on August 30, 2006.
(3)	As obtained from Bloomberg on August 30, 2006. The average dividend yield for the Index as of August 30, 2006 is 1.49%.

A weighting was assigned to each Underlying Stock on the Pricing Date based upon the market capitalization of that stock relative to the other Underlying Stocks, subject to a maximum weighting for any single stock of no more than 10% of the aggregate market capitalization of the Underlying Stocks (the “Baby Boomer Consumption Portfolio”). The market capitalization will be the product of the total number of shares outstanding for the Underlying Stock and the closing market price for that stock on the Pricing Date or Annual Determination Date (as defined below). The aggregate amount, if any, by which all Underlying Stocks are reduced due to this limitation will be redistributed proportionately across the remaining stocks that represent less than 10% of the aggregate market capitalization. If any other stock comes to exceed this 10% limit as a result of that redistribution, the weights for that stock will be set to 10% of the aggregate market capitalization, and the redistribution will be repeated. The “Share Multiplier” for each Underlying Stock was determined on the Pricing Date. Each Share Multiplier will be determined by using the weighting of each Underlying Stock fixed two days prior to the Pricing Date or an annual Rebalancing Date (as defined below) and the applicable closing prices of that Underlying Stock observed on the Pricing Date or annual Rebalancing Date, as applicable. After the Pricing Date, each Share Multiplier will remain constant until adjusted for quarterly dividends, annual rebalancing or certain corporate events, each as described below.

Annual Baby Boomer Consumption Portfolio Rebalancing

The Index will be rebalanced as of the close of business on the last Business Day of June of each year (each a “Rebalancing Date”) during the term of the Notes based on the market capitalization of the Underlying Stocks on the date two Business Days prior to the Rebalancing Date (the “Annual Determination Date”); provided, that if the date is not a Business Day or a Market Disruption Event occurs on that date, then the Index will be rebalanced on the immediately succeeding Business Day on which a Market Disruption Event does not occur. The weighting of the Underlying Stocks will be rebalanced on the Rebalancing Date based upon the market capitalization of that stock relative to the other Underlying Stocks, subject to a maximum weighting for any single stock of no more than 10% of the Baby Boomer Consumption Portfolio, as described above. The Share Multiplier for each Underlying Stock will be adjusted on each Rebalancing Date based on the new weighting for each Underlying Stock.

Dividends

As described above, the level of the Index will include an amount reflecting Current Quarter Dividends. “Current Quarter Dividends” for any day will be determined by the AMEX and will equal the sum of the products for each Underlying Stock of the cash dividend paid by an issuer on one share of stock during the Current Quarter multiplied by the Share Multiplier applicable to that stock on the ex-dividend date. “Current Quarter” shall mean the period from and including the Pricing Date, to and including September 30, 2006, for the initial period and thereafter, the calendar quarter containing the day for which the applicable Current Quarter Dividends are being determined.

As of the first day of the start of each calendar quarter, the AMEX will allocate the Current Quarter Dividends as of the end of the immediately preceding calendar quarter to each then outstanding Underlying Stock. The amount of the Current Quarter Dividends allocated to each Underlying Stock will equal the percentage of the value of each Underlying Stock contained in the Baby Boomer Consumption Portfolio relative to the value of the entire Baby Boomer Consumption Portfolio based on the closing market price on the last Index Business Day in the immediately preceding calendar quarter. The Share Multiplier of each outstanding Underlying Stock will be increased to reflect the number of shares, or portion of a share, that the amount of the Current Quarter Dividend allocated to such Underlying Stock can purchase of each such Underlying Stock based on the closing market price on the last Index Business Day in the immediately preceding calendar quarter.

Adjustments to the Share Multiplier and Baby Boomer Consumption Portfolio

The Share Multiplier for any Underlying Stock will be adjusted as follows:

1. If an Underlying Stock is subject to a stock split or reverse stock split, then once the split has become effective, the Share Multiplier for that Underlying Stock will be adjusted to equal the product of the number of shares of that Underlying Stock issued in the split and the prior multiplier.

2. If an Underlying Stock is subject to a stock dividend, issuance of additional shares of the Underlying Stock , that is given equally to all holders of shares of the issuer of that Underlying Stock, then once the dividend has become effective and that Underlying Stock is trading ex-dividend, the Share Multiplier will be adjusted so that the new Share Multiplier shall equal the former Share Multiplier plus the product of the number of shares of that Underlying Stock issued with respect to one such share of that Underlying Stock and the prior multiplier.

3. If an Underlying Company is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, that Underlying Stock will continue to be included in the Baby Boomer Consumption Portfolio so long as a market price for that Underlying Stock is available. If a market price is no longer available for an Underlying Stock for whatever reason, including the liquidation of the issuer of the Underlying Stock or the subjection of the issuer of the Underlying Stock to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of that Underlying Stock will equal zero in connection with calculating the Baby Boomer Consumption Portfolio for so long as no market price is available, and no attempt will be made to find a replacement stock or increase the value of the Baby Boomer Consumption Portfolio to compensate for the deletion of that Underlying Stock. If a market price is no longer available for an Underlying Stock as described above, the Baby Boomer Consumption Portfolio will be computed based on the remaining Underlying Stocks for which market prices are available and no new stock will be added to the Baby Boomer Consumption Portfolio. As a result, the Baby Boomer Consumption Portfolio may contains fewer than 23 Underlying Stocks.

4. If an Underlying Company has been subject to a merger or consolidation and is not the surviving entity or is nationalized, then a value for that Underlying Stock will be determined at the time the issuer is merged or consolidated or nationalized and will equal the last available market price for that Underlying Stock and that value will be constant until the Baby Boomer Consumption Portfolio is rebalanced. At that time, no adjustment will be made to the Share Multiplier of the relevant Underlying Stock.

5. If an Underlying Company issues to all of its shareholders equity securities that are publicly traded of an issuer other than the Underlying Company, or a tracking stock is issued by an Underlying Company to all of its shareholders, then the new equity securities will be added to the Baby Boomer Consumption Portfolio as a new Underlying Stock. The Share Multiplier for the new Underlying Stock will equal the product of the original Share Multiplier with respect to the Underlying Stock for which the new Underlying Stock is being issued (the “Original Underlying Stock”) and the number of shares of the new Underlying Stock issued with respect to one share of the Original Underlying Stock.

No adjustments of any Share Multiplier of an Underlying Stock will be required unless the adjustment would require a change of at least 1% in the Share Multiplier then in effect. The Share Multiplier resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth with five hundred-thousandths being rounded upward.

The AMEX expects that no adjustments to the Share Multiplier of any Underlying Stock or to the Baby Boomer Consumption Portfolio will be made other than those specified above; however, the AMEX may at its discretion make adjustments to maintain the value of the Index if certain events would otherwise alter the value of the Index despite no change in the market prices of the Underlying Stocks.

We have derived all information regarding the AMEX from publicly available sources. Such information reflects the policies of, and is subject to change without notice by, the AMEX. We make no representation or warranty as to the accuracy or completeness or such information.

Hypothetical Historical Data on the Index

The following chart sets forth the hypothetical historical month-end closing levels of the Index from June 2001 through June 2006 based on historical levels of the Underlying Stocks, historical dividends on the Underlying Stocks, an Index Adjustment Factor of 1.5% and assuming an Index level of 100 on June 29, 2001. All hypothetical historical data presented in the following chart were calculated by the AMEX. These hypothetical closing levels have been calculated on the same basis that the Index is calculated. Any historical upward or downward trend in the level of the Index during this period is not an indication that the Index is more or less likely to increase or decrease at any time during the term of the Notes.

	2001	2002	2003	2004	2005	2006
January		95.92	87.77	112.43	114.01	130.27
February		96.47	87.12	115.63	117.28	129.77
March		99.01	90.08	112.21	116.27	127.80
April		97.00	93.64	118.25	120.27	126.33
May		96.86	94.46	118.72	122.33	123.88
June	100.00	92.56	98.05	120.67	122.00	127.18
July	100.87	86.62	99.14	113.44	125.22
August	96.62	86.92	98.72	112.94	123.47
September	95.73	83.42	96.61	110.91	120.00
October	91.78	88.21	102.63	108.41	118.30
November	96.00	89.35	105.32	110.02	121.29
December	95.25	87.59	108.57	114.15	125.52

The following graph sets forth the historical performance of the Index presented in the table above. Past movements of the Index are not necessarily indicative of the future Index levels.

UNITED STATES FEDERAL INCOME TAXATION

Set forth in full below is the opinion of Sidley Austin LLP, counsel to ML&Co. (“Tax Counsel”). As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. The discussion below supplements the discussion set forth under the section entitled “United States Federal Income Taxation” that is contained in the accompanying MTN prospectus supplement and supersedes that discussion to the extent that it contains information that is inconsistent with that which is contained in the accompanying MTN prospectus supplement. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities or persons holding Notes in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), dealers in securities or currencies, traders in securities that elect to mark to market, persons subject to the alternative minimum tax, persons holding Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers. If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Notes should consult their own tax advisors. Moreover, all persons considering the purchase of the Notes should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper U.S. federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat each Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Index. In the opinion of Tax Counsel, this characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. The characterization and tax treatment of the Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization and treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the assumption that the characterization and treatment described above is accepted for U.S. federal income tax purposes.

Tax Treatment of the Notes

Assuming the characterization and tax treatment of the Notes as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in a Note will equal the amount paid by the U.S. Holder to acquire the Note.

Payment on the Maturity Date. Upon the receipt of cash on the maturity date of the Notes, a U.S. Holder will recognize gain or loss. The amount of that gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of that gain or loss as capital gain or loss. If that gain or loss is treated as capital gain or loss, then any gain or loss will generally be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the maturity date. The deductibility of capital losses is subject to certain limitations.

Sale or Exchange of the Notes. Upon a sale or exchange of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on that sale or exchange and that U.S. Holder’s tax basis in the Note so sold or exchanged. Any such capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of the sale or exchange. As discussed above, the deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper characterization and tax treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the Notes described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the “CPDI Regulations”).

If the IRS were successful in asserting that the CPDI Regulations applied to the Notes, the timing and character of income, gain or loss recognized with respect to the Notes would significantly differ from the timing and character of income, gain or loss described above. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a “comparable yield” for us, determined at the time of issuance of the Notes. Furthermore, any gain realized on the maturity date or upon a sale or exchange of the Notes prior to the maturity date would generally be treated as ordinary income, and any loss would be generally treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and capital loss thereafter.

In addition to the potential applicability of the CPDI Regulations to the Notes, other alternative U.S. federal income tax characterizations or treatments of the Notes may also be possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.

Constructive Ownership Law

Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” of that property, with the result that all or a portion of any long-term capital gain recognized by that taxpayer with respect to the derivative position will be recharacterized as ordinary income. In its current form, Section 1260 of the Code does not apply to the Notes. If Section 1260 of the Code were to apply to the Notes in the future, however, the effect on a U.S. Holder of a Note would be to treat all or a portion of any long-term capital gain recognized by that U.S. Holder on the sale, exchange or maturity of a Note as ordinary income. In addition, Section 1260 of the Code would impose an interest charge on any gain that was recharacterized. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code, if any, to the purchase, ownership and disposition of a Note.

Unrelated Business Taxable Income

Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. As discussed above, the U.S. federal income tax characterization and treatment of the Notes is uncertain. Nevertheless, in general, if the Notes are held for investment purposes, the amount of income or gain, if any, realized on the maturity date or upon a sale or exchange of a Note prior to the maturity date, or any income that would accrue to a holder of a Note if the Notes were characterized and treated as contingent payment debt instruments (as discussed above), will not constitute unrelated business taxable income. However, if a Note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Note to purchase the Note, all or a portion of any income or gain realized with respect to such Note may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the Notes should be aware that whether or not any income or gain realized with respect to a Note which is owned by an organization that is generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Notes that are generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the Notes.

Non-U.S. Holders

Based on the characterization and tax treatment of each Note as a pre-paid cash-settled forward contract linked to the level of the Index, in the case of a non-U.S. Holder, a payment made with respect to a Note on the maturity date or upon a sale or exchange will not be subject to United States withholding tax, provided that the non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with a United States trade or business of the non-U.S. Holder. Any capital gain realized on the maturity date or upon the sale or exchange of a Note by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) that gain is not effectively connected with a United States trade or business of the non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, the individual is not present in the United States for 183 days or more in the taxable year of the maturity date, sale or exchange, or the gain is not attributable to a fixed place of business maintained by the individual in the United States, and the individual does not have a “tax home” (as defined for U.S. federal income tax purposes) in the United States.

As discussed above, alternative characterizations and tax treatments of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization and tax treatment of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the Notes to become subject to withholding tax, ML&Co. will withhold tax at the applicable statutory rate. Prospective non-U.S. Holders of the Notes should consult their own tax advisors in this regard.

Backup Withholding

A beneficial owner of a Note may be subject to backup withholding at the applicable statutory rate of U.S. federal income tax on certain amounts paid to the beneficial owner unless the beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against the beneficial owner’s U.S. federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MLPF&S or any of its affiliates is a party in interest, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the securities. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with plan assets of any Plan or with any assets of a governmental, church or foreign plan that is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church or foreign plan, any substantially similar federal, state, local or foreign law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the Service Provider Exemption.

Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying general prospectus supplement and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount or Exchange Amount.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S has advised ML&Co. that it proposes initially to offer all or part of the Notes directly to the public on a fixed prices basis at the offering price set forth on the cover of this pricing supplement. After the initial public offering, the public offering prices may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the Notes if any are taken.

ML&Co. has entered into an arrangement with one of its subsidiaries to hedge the market risks associated with ML&Co.’s obligation to pay the Redemption Amount or Exchange Amount, as applicable. In connection with this arrangement, this subsidiary will pay MLPF&S $.10 per unit as part of its underwriting fee.

The Notes are ineligible assets in MLPF&S’ asset-based brokerage service Unlimited Advantage, which means that purchasers will not pay Unlimited Advantage annual asset-based fees on the Notes but will pay commissions on any secondary market purchases and sales of the Notes.

In addition to the compensation paid at the time of the original sale of the Notes, MLPF&S will pay an additional amount on each anniversary of the Pricing Date from 2007 through 2010 to brokers whose clients purchased the units in the initial distribution and who continue to hold their Notes. This additional amount will equal 1% per unit based on the Redemption Amount of the Notes calculated as if the applicable anniversary of the Pricing Date was the stated maturity date. Also, MLPF&S may from time to time pay additional amounts to brokers whose clients purchased Notes in the secondary market and continue to hold those Notes.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this pricing supplement by reference from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 30, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim condensed consolidated financial information for the three-month periods ended March 31, 2006 and April 1, 2005 and the three-month and six-month periods ended June 30, 2006 and July 1, 2005 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc.’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 and incorporated by reference herein, they did not audit and they do not express an opinion on that unaudited interim condensed consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim condensed consolidated financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Page
AMEX	PS-3
Annual Determination Date	PS-16
Baby Boomer Consumption Portfolio	PS-15
Banking Business Day	PS-11
Business Day	PS-14
Calculation Day	PS-10
Calculation Period	PS-10
Current Quarter	PS-16
Current Quarter Dividends	PS-16
Ending Value	PS-4
Exchange Amount	PS-4
Exchange Date	PS-11
Exchange Notice Period	PS-11
Index	PS-1
Index Adjustment Factor	PS-4
Index Business Day	PS-10
Market Disruption Event	PS-13
Notes	PS-1
Original Underlying Stock	PS-17
Pricing Date	PS-3
Redemption Amount	PS-4
Share Multiplier	PS-16
Starting Value	PS-4
successor index	PS-14
Underlying Company	PS-15
Underlying Stocks	PS-3

ANNEX A

This annex contains tables which provide a brief synopsis of the business of each of the Underlying Stocks as well as the split-adjusted month-end closing market prices in U.S. dollars for each Underlying Stock in each month from January 2001 through July 2006 (or from the first month-end for which that data is available) as of August 30, 2006. The historical prices of the Underlying Stocks are not indicative of the future performance of the Underlying Stocks. The following information, with respect to the business of each company issuing an Underlying Stock, has been derived from publicly available documents published by that company. Because the common stock of each of those companies is registered under the Securities Exchange Act of 1934, those companies are required to file periodically financial and other information specified by the Securities Exchange Commission (the “SEC”). For more information about those companies, information provided to or filed with the SEC by those companies can be inspected at the SEC’s public reference facilities or accessed through the SEC’s web site at http://www.sec.gov.

AFLAC INCORPORATED

Aflac Incorporated’s principal business is supplemental health and life insurance, which is marketed and administered through its subsidiary, American Family Life Assurance Company of Columbus (Aflac), which operates in the United States (Aflac U.S.) and as a branch in Japan (Aflac Japan). Most of Aflac’s policies are individually underwritten and marketed through independent agents. Aflac Japan sells cancer plans, care plans, general medical expense plans, medical/sickness riders, a living benefit life plan, ordinary life insurance plans and annuities. Aflac U.S. sells cancer plans and various types of health insurance, including accident/disability, fixed-benefit dental, personal sickness and hospital indemnity, vision care, hospital intensive care, long-term care, ordinary life, and short-term disability plans.

2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January	29.49	January	26.12	January	32.39	January	36.88	January	39.51	January	46.95
February	30.08	February	25.70	February	31.25	February	40.61	February	38.33	February	46.25
March	27.54	March	29.50	March	32.05	March	40.14	March	37.26	March	45.13
April	31.80	April	29.90	April	32.71	April	42.23	April	40.65	April	47.54
May	32.43	May	32.16	May	32.91	May	40.60	May	41.55	May	46.80
June	31.49	June	32.00	June	30.75	June	40.81	June	43.28	June	46.35
July	29.58	July	31.41	July	32.08	July	39.64	July	45.10	July	44.14
August	27.52	August	30.61	August	32.01	August	40.10	August	43.22
September	27.00	September	30.69	September	32.30	September	39.21	September	45.30
October	24.46	October	30.44	October	36.48	October	35.88	October	47.78
November	27.40	November	30.85	November	35.97	November	37.62	November	48.00
December	24.56	December	30.12	December	36.18	December	39.84	December	46.42

ALLERGAN, INC.

Allergan, Inc. is a technology-driven, global health care company that develops and commercializes specialty pharmaceutical products for the ophthalmic, neurological, medical aesthetics, medical dermatological and other specialty markets. Allergan conducts specialty pharmaceutical research, targeting products and technologies related to specific disease areas such as glaucoma, retinal disease, dry eye, psoriasis, acne and movement disorders. Additionally, it develops and markets aesthetic-related pharmaceuticals and over-the-counter products.

2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January	78.76	January	64.31	January	60.67	January	82.85	January	75.95	January	116.40
February	83.77	February	62.47	February	64.20	February	87.54	February	75.18	February	108.26
March	71.44	March	62.28	March	68.21	March	84.16	March	69.47	March	108.50
April	73.22	April	63.50	April	70.25	April	88.05	April	70.39	April	102.72
May	86.42	May	60.79	May	72.11	May	88.90	May	77.31	May	94.82
June	80.95	June	64.31	June	77.10	June	89.52	June	85.24	June	107.26
July	72.53	July	60.49	July	80.48	July	75.64	July	89.37	July	107.85
August	69.60	August	58.72	August	79.46	August	74.65	August	92.05
September	63.87	September	54.40	September	78.73	September	72.55	September	91.62
October	69.16	October	54.45	October	75.62	October	71.56	October	89.30
November	72.73	November	58.79	November	74.73	November	73.50	November	100.00
December	72.30	December	57.62	December	76.81	December	81.07	December	107.96

AMN HEALTHCARE SERVICES INC.

AMN Healthcare Services, Inc. “AMN”, is the largest temporary healthcare staffing company in the United States. AMN provide travel nurse staffing services, temporary physician staffing and physician permanent placement services, recruiting physicians, nurses and allied health professionals, nationally and internationally and placing them on variable lengths of assignments and in permanent positions at acute-care hospitals, physician practice groups and other healthcare facilities throughout the United States.

2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January		January	23.40	January	16.30	January	19.20	January	14.33	January	20.17
February		February	26.25	February	11.37	February	18.22	February	13.53	February	20.74
March		March	26.90	March	10.98	March	18.35	March	15.91	March	18.72
April		April	30.81	April	9.10	April	16.28	April	14.77	April	19.22
May		May	34.97	May	11.40	May	15.20	May	14.44	May	19.68
June		June	35.01	June	12.70	June	15.29	June	15.03	June	20.30
July		July	28.45	July	14.20	July	12.90	July	16.91	July	22.46
August		August	24.30	August	16.50	August	11.56	August	15.46
September		September	18.50	September	16.24	September	11.95	September	15.47
October		October	14.46	October	15.12	October	11.80	October	16.50
November	26.00	November	18.08	November	16.98	November	16.00	November	19.05
December	27.40	December	16.91	December	17.16	December	15.91	December	19.78

BECTON DICKINSON AND COMPANY

Becton Dickinson and Company is a medical technology company engaged principally in the manufacture and sale of a broad range of medical supplies, devices, laboratory equipment and diagnostic products used by healthcare institutions, life science researchers, clinical laboratories, industry and the general public.

2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January	34.38	January	36.22	January	32.80	January	45.06	January	56.65	January	64.80
February	35.98	February	36.69	February	34.40	February	48.65	February	59.87	February	63.85
March	35.32	March	37.72	March	34.44	March	48.48	March	58.42	March	61.58
April	32.35	April	37.17	April	35.40	April	50.55	April	58.52	April	63.04
May	34.33	May	37.60	May	40.00	May	50.32	May	57.45	May	60.43
June	35.79	June	34.45	June	38.85	June	51.80	June	52.47	June	61.13
July	34.56	July	29.06	July	36.63	July	47.23	July	55.37	July	65.92
August	35.93	August	30.53	August	36.54	August	48.12	August	52.63
September	37.00	September	28.40	September	36.12	September	51.70	September	52.43
October	35.80	October	29.51	October	36.56	October	52.50	October	50.75
November	33.87	November	29.67	November	40.03	November	54.78	November	58.23
December	33.15	December	30.69	December	41.14	December	56.80	December	60.08

BIOMET, INC.

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. The company’s product portfolio encompasses reconstructive products, fixation devices, spinal products and other products.

2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January	22.46	January	32.29	January	27.94	January	38.66	January	42.48	January	37.81
February	25.88	February	30.56	February	30.23	February	38.98	February	42.22	February	36.40
March	26.26	March	27.06	March	30.65	March	38.36	March	36.30	March	35.52
April	28.49	April	28.23	April	30.46	April	39.50	April	38.69	April	37.18
May	29.78	May	28.23	May	27.51	May	40.12	May	37.68	May	35.17
June	32.04	June	27.12	June	28.70	June	44.44	June	34.63	June	31.29
July	32.37	July	25.93	July	29.65	July	43.99	July	38.13	July	32.94
August	27.63	August	26.86	August	29.76	August	45.65	August	36.89
September	29.25	September	26.63	September	33.50	September	46.88	September	34.71
October	30.50	October	29.46	October	35.86	October	46.68	October	34.83
November	27.99	November	27.50	November	35.78	November	47.87	November	35.63
December	30.90	December	28.66	December	36.22	December	43.39	December	36.57

CAREMARK RX, INC.

Caremark Rx, Inc. is one of the largest pharmaceutical services companies in the United States, whose customers are primarily sponsors of health benefit plans (employers, unions, government employee groups, insurance companies and managed care organizations) and individuals located throughout the United States. The company generates substantially all of its net revenue from dispensing prescription drugs to eligible participants in benefit plans maintained by its customers.

2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January	12.60	January	16.50	January	19.60	January	26.75	January	39.10	January	49.30
February	14.00	February	17.45	February	17.46	February	32.26	February	38.28	February	49.75
March	13.04	March	19.50	March	18.15	March	33.25	March	39.78	March	49.18
April	15.85	April	21.50	April	19.91	April	33.85	April	40.05	April	45.55
May	16.28	May	19.34	May	22.58	May	31.20	May	44.66	May	47.97
June	16.45	June	16.50	June	25.68	June	32.94	June	44.52	June	49.87
July	17.58	July	15.70	July	25.02	July	30.50	July	44.58	July	52.80
August	17.47	August	16.20	August	25.13	August	28.70	August	46.73
September	16.68	September	17.00	September	22.60	September	32.07	September	49.93
October	13.40	October	17.70	October	25.05	October	29.97	October	52.40
November	15.00	November	17.66	November	26.70	November	35.76	November	51.39
December	16.31	December	16.25	December	25.33	December	39.43	December	51.79

COMMUNITY HEALTH SYSTEMS, INC.

Community Health Systems, Inc. is a non-urban provider of general hospital healthcare services in the United States. As of December 31, 2005, it owned, leased or operated 70 hospitals, geographically diversified across 21 states, with an aggregate of 7,974 licensed beds, excluding one hospital held for sale. The company target hospitals in growing, non-urban healthcare markets.

2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January	25.06	January	23.49	January	19.02	January	28.26	January	28.98	January	36.39
February	28.15	February	22.30	February	18.75	February	28.05	February	32.37	February	37.92
March	28.50	March	22.11	March	20.49	March	27.83	March	34.91	March	36.15
April	28.54	April	29.02	April	19.00	April	25.79	April	36.45	April	36.24
May	25.51	May	29.44	May	20.83	May	25.50	May	36.37	May	37.70
June	29.50	June	26.80	June	19.29	June	26.77	June	37.79	June	36.75
July	32.00	July	24.75	July	22.20	July	24.61	July	38.61	July	36.26
August	31.25	August	23.90	August	22.99	August	25.00	August	36.83
September	29.74	September	26.63	September	21.70	September	26.68	September	38.81
October	25.00	October	23.50	October	24.02	October	26.82	October	37.11
November	25.61	November	20.55	November	27.08	November	27.65	November	40.09
December	25.50	December	20.59	December	26.58	December	27.88	December	38.34

CVS CORP.

CVS Corporation operates 5,471 retail and specialty pharmacy stores in 37 states and the District of Columbia. The company’s operations are grouped into two businesses: Retail Pharmacy and Pharmacy Benefit Management (“PBM”). As of December 31, 2005, the Retail Pharmacy business included 5,420 retail drugstores, of which 5,367 operated a pharmacy, and its online retail website, CVS.com. The PBM business provides a full range of prescription benefit management services to managed care and other organizations.

2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January	29.60	January	13.60	January	11.31	January	17.86	January	23.18	January	27.76
February	30.50	February	13.66	February	12.45	February	18.75	February	24.92	February	28.33
March	29.25	March	17.17	March	11.93	March	17.65	March	26.31	March	29.87
April	29.48	April	16.74	April	12.11	April	19.32	April	25.79	April	29.72
May	27.45	May	16.02	May	13.05	May	20.84	May	27.43	May	27.90
June	19.30	June	15.30	June	14.02	June	21.01	June	29.07	June	30.70
July	18.01	July	14.30	July	15.00	July	20.94	July	31.03	July	32.72
August	18.06	August	14.70	August	16.30	August	20.00	August	29.37
September	16.60	September	12.68	September	15.53	September	21.07	September	29.01
October	11.95	October	13.87	October	17.59	October	21.73	October	24.41
November	13.48	November	13.44	November	18.73	November	22.69	November	27.02
December	14.80	December	12.49	December	18.06	December	22.54	December	26.42

ELI LILLY AND COMPANY

Eli Lilly and Company discovers, develops, manufactures, and sells products in one significant business segment — pharmaceutical products. The company also have an animal health business segment, whose operations are not material to its financial statements. It manufactures and distributes its products through owned or leased facilities in the United States, Puerto Rico, and 26 other countries.

2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January	78.80	January	75.10	January	60.24	January	68.04	January	54.24	January	56.62
February	79.46	February	75.73	February	56.56	February	73.94	February	56.00	February	55.62
March	76.66	March	76.20	March	57.15	March	66.90	March	52.10	March	55.30
April	85.00	April	66.05	April	63.82	April	73.81	April	58.47	April	52.92
May	84.70	May	64.70	May	59.77	May	73.67	May	58.30	May	51.64
June	74.00	June	56.40	June	68.97	June	69.91	June	55.71	June	55.27
July	79.28	July	58.42	July	65.84	July	63.72	July	56.32	July	56.77
August	77.63	August	58.05	August	66.53	August	63.45	August	55.02
September	80.70	September	55.34	September	59.40	September	60.05	September	53.52
October	76.50	October	55.50	October	66.62	October	54.91	October	49.79
November	82.67	November	68.30	November	68.80	November	53.33	November	50.50
December	78.54	December	63.50	December	70.33	December	56.75	December	56.59

THE ESTEE LAUDER COMPANIES INC.

The Estée Lauder Companies Inc., is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. Its products are sold in over 130 countries and territories under the following well-recognized brand names: Estée Lauder, Clinique, Aramis, Prescriptives, Origins, MzAzC, Bobbi Brown, La Mer, Aveda, Stila, Jo Malone, Bumble and bumble, Darphin, Rodan + Fields, American Beauty, Flirt!, Good Skin, Donald Trump The Fragrance and Grassroots.

2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January	38.10	January	32.30	January	30.17	January	40.97	January	45.14	January	36.47
February	38.64	February	31.20	February	28.05	February	42.60	February	43.98	February	37.42
March	36.42	March	34.16	March	30.36	March	44.34	March	44.98	March	37.19
April	39.75	April	36.15	April	32.50	April	45.71	April	38.41	April	37.12
May	40.60	May	36.75	May	33.32	May	45.79	May	39.09	May	40.94
June	43.10	June	35.20	June	33.53	June	48.78	June	39.13	June	38.67
July	39.55	July	30.32	July	37.33	July	43.90	July	39.14	July	37.32
August	38.85	August	29.95	August	34.49	August	43.95	August	40.39
September	33.15	September	28.74	September	34.10	September	41.80	September	34.83
October	32.25	October	29.12	October	37.39	October	42.95	October	33.17
November	33.37	November	27.28	November	38.00	November	43.64	November	33.01
December	32.06	December	26.40	December	39.26	December	45.77	December	33.48

EXPRESS SCRIPTS, INC.

Express Scripts is a pharmacy benefit management company and provides a full range of pharmacy benefit management services, including retail drug card programs, home delivery pharmacy services, specialty services, drug formulary management programs and other clinical management programs for client groups that include HMOs, health insurers, third-party administrators, employers, union-sponsored benefit plans and government health programs.

2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January	23.20	January	22.90	January	27.78	January	34.59	January	37.10	January	91.29
February	22.42	February	25.89	February	25.86	February	36.50	February	37.65	February	87.27
March	21.67	March	28.80	March	27.85	March	37.28	March	43.60	March	87.90
April	21.23	April	31.61	April	29.47	April	38.67	April	44.82	April	78.07
May	24.14	May	26.43	May	32.75	May	39.17	May	46.20	May	73.28
June	27.52	June	25.06	June	34.10	June	39.62	June	49.98	June	71.74
July	29.18	July	26.00	July	33.00	July	32.80	July	52.30	July	77.03
August	26.76	August	24.00	August	32.41	August	31.60	August	57.86
September	27.66	September	27.26	September	30.56	September	32.67	September	62.20
October	20.47	October	27.18	October	27.46	October	32.00	October	75.41
November	20.55	November	25.31	November	32.35	November	35.98	November	84.46
December	23.38	December	24.02	December	33.22	December	38.22	December	83.80

HEALTH CARE PROPERTY INVESTORS, INC.

Health Care Property Investors, Inc., together with its consolidated subsidiaries and joint ventures, invests primarily in real estate serving the healthcare industry in the United States. The company’s portfolio includes interests in 527 properties in 42 states. It acquires healthcare facilities and leases them to healthcare providers and provides mortgage financing secured by healthcare facilities. The company’s portfolio includes: (i) senior housing, including independent living facilities, assisted living facilities, and continuing care retirement communities; (ii) medical office buildings; (iii) hospitals; (iv) skilled nursing facilities; and (v) other healthcare facilities, including laboratory and office buildings.

2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January	15.87	January	18.99	January	18.42	January	28.12	January	25.96	January	27.75
February	15.66	February	18.90	February	17.68	February	27.84	February	25.20	February	27.47
March	16.96	March	20.28	March	16.68	March	28.30	March	23.47	March	28.40
April	18.05	April	20.42	April	18.61	April	23.90	April	25.64	April	27.42
May	17.06	May	20.89	May	19.61	May	24.03	May	27.19	May	26.15
June	17.20	June	21.45	June	21.18	June	24.04	June	27.04	June	26.74
July	17.84	July	21.91	July	21.92	July	24.96	July	27.86	July	27.42
August	17.73	August	21.50	August	21.03	August	25.35	August	27.17
September	19.23	September	21.30	September	23.35	September	26.00	September	26.99
October	18.61	October	21.60	October	23.32	October	27.83	October	25.45
November	18.57	November	21.80	November	23.42	November	26.83	November	26.27
December	18.11	December	19.15	December	25.40	December	27.69	December	25.56

LABORATORY CORPORATION OF AMERICAN HOLDINGS

Laboratory Corporation of America Holdings and its subsidiaries is an independent clinical laboratory company operating 36 primary laboratories and over 1,300 service sites, consisting of branches, patient service centers and STAT laboratories (which are laboratories that have the ability to perform certain routine tests quickly and report the results to the physician immediately).

2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January	34.06	January	40.70	January	26.75	January	42.70	January	47.85	January	58.65
February	40.13	February	40.74	February	27.77	February	39.19	February	47.89	February	58.11
March	30.06	March	47.93	March	29.65	March	39.25	March	48.20	March	58.48
April	35.25	April	49.60	April	29.46	April	39.74	April	49.50	April	57.10
May	35.07	May	49.05	May	32.15	May	41.36	May	48.45	May	59.36
June	38.45	June	45.65	June	30.15	June	39.70	June	49.90	June	62.23
July	44.98	July	34.30	July	31.77	July	39.16	July	50.67	July	64.42
August	38.95	August	31.45	August	30.25	August	41.59	August	49.32
September	40.43	September	33.78	September	28.70	September	43.72	September	48.71
October	43.10	October	24.10	October	35.45	October	45.80	October	48.25
November	38.45	November	24.00	November	36.12	November	47.95	November	51.89
December	40.43	December	23.24	December	36.95	December	49.82	December	53.85

MEDCO HEALTH SOLUTIONS INC.

Medco Health Solutions Inc. is a pharmacy benefit manager, and provides traditional and specialty pharmacy benefit programs and services for its clients in each of the major industry categories, including Blue Cross/Blue Shield plans; managed care organizations; insurance carriers; third-party benefit plan administrators; employers; federal, state and local government agencies; and union-sponsored benefit plans. The company was spun off by Merck & Co., Inc. on August 19, 2003.

2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January		January		January		January	36.85	January	42.57	January	54.10
February		February		February		February	32.66	February	44.42	February	55.72
March		March		March		March	34.00	March	49.57	March	57.22
April		April		April		April	35.40	April	50.97	April	53.23
May		May		May		May	35.03	May	50.00	May	53.90
June		June		June		June	37.50	June	53.36	June	57.28
July		July		July		July	30.30	July	48.44	July	59.33
August		August		August	26.70	August	31.23	August	49.27
September		September		September	25.93	September	30.90	September	54.83
October		October		October	33.20	October	33.91	October	56.50
November		November		November	36.43	November	37.72	November	53.65
December		December		December	33.99	December	41.60	December	55.80

MEDTRONIC, INC.

Medtronic, Inc. currently functions in seven operating segments that manufacture and sell device-based medical therapies. Its operating segments are cardiac rhythm disease management, spinal and navigation, neurological, vascular, diabetes, cardiac surgery and ear, nose and throat.

2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January	54	January	49.27	January	44.92	January	49.22	January	52.49	January	56.47
February	51.18	February	44.54	February	44.7	February	46.9	February	52.12	February	53.95
March	45.74	March	45.21	March	45.12	March	47.75	March	50.95	March	50.75
April	44.6	April	44.69	April	47.74	April	50.46	April	52.7	April	50.12
May	42.98	May	46.15	May	48.73	May	47.9	May	53.75	May	50.49
June	46.01	June	42.85	June	47.97	June	48.72	June	51.79	June	46.92
July	48.03	July	40.4	July	51.5	July	49.67	July	53.94	July	50.52
August	45.54	August	41.18	August	49.58	August	49.75	August	57
September	43.5	September	42.12	September	46.92	September	51.9	September	53.62
October	40.3	October	44.8	October	45.57	October	51.11	October	56.66
November	47.28	November	46.75	November	45.2	November	48.05	November	55.57
December	51.21	December	45.6	December	48.61	December	49.67	December	57.57

MERCK & CO., INC.

Merck & Co., Inc. is a global research-driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of products to improve human and animal health, directly and through its joint ventures. The company sells its products primarily to drug wholesalers and retailers, hospitals, clinics, government agencies and managed health care providers such as health maintenance organizations and other institutions.

2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January	77.7799	January	56.0113	January	52.4243	January	47.6	January	28.05	January	34.5
February	75.9059	February	58.0462	February	49.9256	February	48.08	February	31.7	February	34.86
March	71.8361	March	54.497	March	51.8469	March	44.19	March	32.37	March	35.23
April	71.9024	April	51.4305	April	55.0649	April	47	April	33.9	April	34.42
May	69.0819	May	54.0427	May	52.6041	May	47.3	May	32.44	May	33.29
June	60.4881	June	47.9286	June	57.308	June	47.5	June	30.8	June	36.43
July	64.3402	July	46.9443	July	52.3202	July	45.35	July	31.06	July	40.27
August	61.6144	August	47.815	August	50.32	August	44.97	August	28.23
September	63.0341	September	43.2626	September	50.62	September	33	September	27.21
October	60.3934	October	51.3358	October	44.25	October	31.31	October	28.22
November	64.1225	November	56.229	November	40.6	November	28.02	November	29.4
December	55.6517	December	53.579	December	46.2	December	32.14	December	31.81

PFIZER INC.

Pfizer Inc. is a research-based, global pharmaceutical company. The company discovers, develops, manufactures and markets prescription medicines for humans and animals as well as many consumer healthcare products.

2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January	45.15	January	41.67	January	30.36	January	36.63	January	24.16	January	25.68
February	45	February	40.96	February	29.82	February	36.65	February	26.29	February	26.19
March	40.95	March	39.74	March	31.16	March	35.05	March	26.27	March	24.92
April	43.3	April	36.35	April	30.75	April	35.76	April	27.17	April	25.33
May	42.89	May	34.6	May	31.02	May	35.34	May	27.9	May	23.66
June	40.05	June	35	June	34.15	June	34.28	June	27.58	June	23.47
July	41.22	July	32.35	July	33.36	July	31.96	July	26.5	July	25.99
August	38.31	August	33.08	August	29.92	August	32.67	August	25.48
September	40.1	September	29.02	September	30.38	September	30.6	September	24.97
October	41.9	October	31.77	October	31.6	October	28.95	October	21.74
November	43.31	November	31.53	November	33.57	November	27.77	November	21.2
December	39.85	December	30.57	December	35.33	December	26.89	December	23.32

QUEST DIAGNOSTICS INCORPORATED

Quest Diagnostics Incorporated is a provider of diagnostic testing, information and services. the company offers diagnostic laboratory services through its network of laboratories and patient service centers.

2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January	25.875	January	34.645	January	26.89	January	42.5	January	47.65	January	49.43
February	26.35	February	35.455	February	26.38	February	41.435	February	49.7	February	52.87
March	22.2175	March	41.425	March	29.845	March	41.415	March	52.565	March	51.3
April	30.8	April	45.945	April	29.875	April	42.175	April	52.9	April	55.73
May	30.9025	May	43.71	May	31.68	May	43.075	May	52.5	May	55.74
June	37.425	June	43.025	June	31.9	June	42.475	June	53.27	June	59.92
July	34.55	July	30.195	July	29.88	July	41.04	July	51.34	July	60.12
August	31.325	August	28.025	August	30	August	42.8	August	49.98
September	30.85	September	30.765	September	30.32	September	44.11	September	50.54
October	32.69	October	31.915	October	33.825	October	43.77	October	46.71
November	30.88	November	27.895	November	36.485	November	46.875	November	50.09
December	35.855	December	28.45	December	36.555	December	47.775	December	51.48

STERICYCLE, INC.

Stericycle, Inc.’s business is the management of medical waste, infection control and pharmaceutical returns and the provision of related compliance services.

2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January	16.2188	January	28.5	January	33.89	January	44.2	January	51.43	January	59.77
February	19.625	February	32.255	February	35.43	February	46.24	February	45.98	February	60.45
March	22.3125	March	31.2805	March	37.59	March	47.96	March	44.2	March	67.62
April	20.95	April	33.765	April	39.25	April	47.76	April	48.67	April	65.84
May	21.415	May	34.38	May	39.56	May	46.03	May	49.65	May	66.67
June	23.475	June	35.41	June	38.36	June	51.74	June	50.32	June	65.10
July	24.62	July	33.01	July	45.17	July	49	July	58.12	July	67.18
August	24.085	August	31.04	August	47.91	August	47.18	August	58.13
September	20.84	September	33.92	September	47.25	September	45.9	September	57.15
October	24	October	33.3	October	46.24	October	45.33	October	57.56
November	27.69	November	33.319	November	49.32	November	41.79	November	61.32
December	30.44	December	32.379	December	46.7	December	45.95	December	58.88

STRYKER CORPORATION

Stryker Corporation is a medical technology company with a range of products in orthopedics and a significant presence in other medical specialties. The company’s products include implants used in joint replacement, trauma, craniomaxillofacial and spinal surgeries; biologics; surgical, neurologic, ear, nose & throat and interventional pain equipment; endoscopic, surgical navigation, communications and digital imaging systems; as well as patient handling and emergency medical equipment. Stryker also provides outpatient physical therapy services in the United States.

2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January	22.6	January	29.37	January	30.12	January	44.37	January	49.14	January	49.9
February	28.075	February	30.75	February	32.6	February	44.365	February	49.66	February	46.22
March	26.125	March	30.165	March	34.325	March	44.265	March	44.61	March	44.34
April	29.645	April	26.755	April	33.505	April	49.465	April	48.55	April	43.75
May	28.725	May	27.28	May	33.67	May	50.85	May	48.65	May	43.9
June	27.425	June	26.755	June	34.685	June	55	June	47.56	June	42.11
July	29.99	July	25.31	July	38.26	July	47.68	July	54.09	July	45.51
August	27.415	August	28.185	August	37.9	August	45.3	August	54.55
September	26.45	September	28.8	September	37.655	September	48.08	September	49.43
October	28.12	October	31.55	October	40.555	October	43.09	October	41.07
November	27.455	November	30.925	November	40.5	November	43.99	November	43.3
December	29.185	December	33.56	December	42.505	December	48.25	December	44.43

VENTAS, INC.

Ventas, Inc. owns a portfolio of healthcare-related and seniors housing facilities in the United States. As of December 31, 2005, this portfolio consisted of 200 skilled nursing facilities, 41 hospitals and 139 seniors housing and other facilities in 42 states. The company also had real estate loan investments relating to 30 healthcare-related and seniors housing facilities as of December 31, 2005.

2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January	7.1	January	12.13	January	11.35	January	25	January	25.6	January	30.6
February	8.43	February	12.69	February	12	February	26.45	February	25.82	February	31
March	8.5	March	12.65	March	11.6	March	27.48	March	24.96	March	33.18
April	8.83	April	13.5	April	13	April	22.09	April	26.98	April	32.67
May	9.25	May	13.15	May	14.15	May	23.32	May	28.54	May	32.44
June	10.95	June	12.75	June	15.15	June	23.35	June	30.2	June	33.88
July	10.97	July	13	July	16.55	July	25.52	July	32.29	July	35.73
August	11.73	August	13	August	16.91	August	27.35	August	31.15
September	10.85	September	13.41	September	17.12	September	25.92	September	32.2
October	12.45	October	11.4	October	18.7	October	26.9	October	30.63
November	12.2	November	12.5	November	20.02	November	27.1	November	31.53
December	11.5	December	11.45	December	22	December	27.41	December	32.02

WALGREEN CO.

Walgreen Co. is a nationwide drugstore chain operating a total number of stores at August 31, 2005 of 4,950 located in 45 states and Puerto Rico. In addition, the company operates 3 mail service facilities.

2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January	40.94	January	36.28	January	29	January	34.55	January	42.61	January	43.28
February	44.32	February	40.24	February	28.14	February	35.66	February	42.83	February	44.86
March	40.8	March	39.19	March	29.48	March	32.95	March	44.42	March	43.13
April	42.78	April	37.77	April	30.86	April	34.48	April	43.06	April	41.93
May	40.19	May	38.26	May	30.79	May	35.01	May	45.34	May	40.6
June	34.46	June	38.63	June	30.1	June	36.21	June	45.99	June	44.84
July	33.7	July	35.33	July	29.92	July	36.4	July	47.86	July	46.78
August	34.35	August	34.75	August	32.57	August	36.45	August	46.33
September	34.43	September	30.76	September	30.64	September	35.83	September	43.45
October	32.38	October	33.75	October	34.82	October	35.89	October	45.43
November	33	November	28.79	November	36.81	November	38.18	November	45.68
December	33.66	December	29.19	December	36.38	December	38.37	December	44.26

ZIMMER HOLDINGS, INC.

Zimmer Holdings, Inc. designs, develops, manufactures and markets reconstructive orthopedic implants, including joint and dental, spinal implants, trauma products and related orthopedic surgical products.

2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January		January	32.53	January	41	January	76.5	January	78.85	January	68.95
February		February	35.76	February	44.39	February	75.64	February	85.9	February	69.18
March		March	34.05	March	48.63	March	73.78	March	77.81	March	67.6
April		April	34.71	April	46.9	April	79.85	April	81.42	April	62.9
May		May	34.98	May	44.86	May	85.35	May	76.58	May	60.55
June		June	35.66	June	45.05	June	88.2	June	76.17	June	56.72
July	28.6	July	37.23	July	47.81	July	76.31	July	82.36	July	63.24
August	27.2	August	36.9	August	51.74	August	71.3	August	82.17
September	27.75	September	38.34	September	55.1	September	79.04	September	68.89
October	30.91	October	41.22	October	63.81	October	77.59	October	63.77
November	32.26	November	37.64	November	65.92	November	81.6	November	62.67
December	30.54	December	41.52	December	70.4	December	80.12	December	67.44

4,200,000 Units

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Strategic Return Notes®

Linked to the Baby Boomer Consumption Index

due September 6, 2011

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$10 original public offering price per unit

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August 30, 2006

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